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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Unitog Company:

We consent to the incorporation by reference in the registration statement on Form S-4 of Cintas Corporation of our report dated March 6, 1998, relating to the consolidated balance sheets of Unitog Company as of January 25, 1998, and January 26, 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three fiscal years ended January 25, 1998, which report appears in the 1998 Annual Report on Form 10-K of Unitog Company, and to the references to our firm under the headings "Experts" and "Unitog Selected Consolidated Historical Financial Data" in the prospectus.


                                             KPMG LLP


Kansas City, Missouri
February 16, 1999